Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-275228 on Form S-3 of our reports dated February 21, 2024, relating to the financial statements and financial statement schedules of Xcel Energy Inc. and subsidiaries, and the effectiveness of Xcel Energy Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Xcel Energy Inc. for the year ended December 31, 2023.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota

February 23, 2024